NAI Cummins Real Estate COMMERCIAL REAL ESTATE SERVICES, WORLDWIDE New America International

                          REAL ESTATE SALES AGREEMENT

1. GENERAL TERM: ABC Beverage Seller, agrees to sell to Donald R. Bourn Buyer, who agrees to buy, for the sum of ($595,000.00) real estate located at 451 Kennedy Road, Akron, Ohio 44305 which sale is prcured by NAL/ JIM CUMMINS REAL ESTATE Broker, including the following: N/A
2. Co-brokerage: This sales is co-brokered with Colliers International Broker, on a basis.
3. Payment: The buyer agrees to place in escrow payable to the order of NAI/ JIM CUMMINS REAL ESTATE, TRUST ACCOUNT.
$    CASH CHECK When buyer signs this Agreement.
$    5,000.00 CASH CHECK X When Seller signs this Agreeement.
$ To be deposited with NAI/ Jim Cummins Real Estate [ILLEGIBLE] upon acceptance of the Offer.
$    590,000.00 Balance by: at Closing.
4. DEPOSIT: Pursuant to the Ohio Revised Code, in the event of a dispute, a Mutual Release shall be executed by all parties prior to the release of any monies deposited. In the event of a dispute over the disposition of the deposit, the Broker shall retain said deposit until: (1) Buyer and Seller have settled the dispute; (2) Disposition has been ordered by a final court order or (3) Replace deposits said amount with a court pursuant to applicable court procedures.
5. SPECIAL CONDITIONS: Buyer has the right to make physical, mechanical and environmental inspections at his expense and to his satisfaction. Buyer will occupy property at closing or if Seller desires to stay as a Tenant will lease to Seller for a period of one year at a lease rate of $5,000.00 per month absolute net.
6. MORTGAGE: Buyer has 60 days to obtain a mortgage commitment and if not obtained this Contract is void. All money and notes in escrow shall be promptly returned to Buyer, without further liability by, between and among Seller, Buyer, and Broker pursuant to Paragraph 4 above.
7. GENERAL WARRANTY DEED: The General Warranty Deed will be in the name of Donald R. Bourn. Seller shall convey title by General Warranty Deed, which shall accept reservations, restrictions, [ILLEGIBLE], conditions, zoning ordinances, legal highways, if any, of record, and taxes and assessments not yet due and payable.
8. ESCROW/CLOSING: Chicago Title Iinsurance Company of its assigns, shall be the Escrow/Closing Agent. Closing of the sale under this Agreement shall take place on or before September 1, 1999; or such other time and place as is mutually agreeable to the parties. Authority is given to the Escrow/Closing Agent to make payment of the selling expenses.
9. POSSESSION: Buyer shall be given possession of the property (to be negotiated) the Deed is filed.
10. TITLE POLICY: Seller shall provide and pay for the expense of a Guaranteed Title in the amount of the purchase price. The additional cost for Title Insurance coverage, if required, shall be paid for by Buyer.
11. SELLER'S EXPENSES: Seller shall pay a brokerage fee as set forth by agreement between the Seller and the Broker, expenses of preparing deed, county transfer taxes, cost of guaranteed title, a tax promotion and one-half the escrow fee.
12. BUYER'S EXPENSES: The buyer shall pay the cost of filing the deed and shall pay for any additional cost of Title Insurance coverage, if required, and any other expenses of the mortgage and one-half the escrow fee.
13. TAXES AND ASSESSMENTS: Taxes and Certified assessments shall be prorated as of the date the deed is filed. If new construction or a tax bill is not yet available, the Escrow/Closing Agent shall estimate the taxes, hold 1.5 times the estimated amount in escrow, and pay the actual bill when available and refund the difference to Seller.
14. RISK OF LOSS: Any risk of loss to the property shall be borne by Seller until title has been conveyed to Purchaser.
15. TENANTS: If this is rental property, rent shall be prorated to the date the deed is filed. Sellers shall pay Buyer the amount of the proration and the amount of any security Deposits.
16. VACANT LAND: If this is vacant land for which there is no County approved sewer, Buyer has 45 days to obtain septic approval. If the approval is denied, this Contract is void.

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17.  CONDITION OF PROPERTY: Buyer has inspected the property and is buying the property in its present "AS IS" condition, except as written, and acknowledges that he has examined the same, including underground petroleum storage. EPA requirements, costs and/or income and expense and signed this agreement as a result of examination and not upon representation made by SELLER, BROKER, or any Agent or Salesperson. (BROKER shall not be liable for anydefaults arising from any acts or omissions by or upon the part of SELLER or BUYER). Buyer and his agent shall havae reasonable access to the property to inspect the condition of the premises including the plumbing, heating and electrical systems, and if applicable, well and septic systems, and conduct Environmental Phase I Audit. THE SELLER HEREBY AFFIRMS THERE ARE NO EXISTING OR PENDING COMPLIANCE ORDERS BY ANY GOVERNMENT AGENCY OR AUTHORITY.
18. ARBITRATION: Any dispute as a result of this transaction shall be settled by binding arbitration by the American Arbitration Association and its rules.
19. USE OF PROPERTY: It is Buyer's duty to determine zoning and any regulations restricting the use of the property. Buyer accepts the property based on its independent duty to determine zoning and is not relying upon any statements or actions of Seller, the Broker or any person representing either.
20. ORAL STATEMENTS: Are you relying on any oral statement that is not in this agreement? (Please initial your answer). Yes [ ] No [X] If yes, please write the oral statement:
21. EXPIRATION: This offer shall expire unless a copy hereof with Seller's written acceptance is delivered to Buyer or his Representatives within 7 days from date.
22.  TIME: This is of the essence of this Agreement.
23. ADDENDUMS: THIS CONTRACT IS SUBJECT TO THE AGENCY DISCLOSURE. FORMS PROVIDED BY SELLER, AND THE FOLLOWING ADDENDUM:
24. All data about the property, its condition, [ILLEGIBLE], income and expense, buildings, dimensions, or environmental disclosure has been provided by Seller. NAI/Jim Cummins Real Estate and its agents or sales persons do not guarantee any of the information. If you have any doubts, you should contact your legal counsel, your accountant, or any of your advisors so that you can determine the accuracy of any of this information independently.


BUYER: /s/                     Date: 6/23/98     SELLER:           Date: 6/23/99
BUYER:                         Date:             SELLER:           Date:
ADDRESS:                       ADDRESS:
TELEPHONE:                     TELEPHONE:

WITNESS:                       WITNESS: